EXHIBIT 10.2

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (as such may be amended, amended and restated, modified, supplemented or restated from time to time, this “Guaranty”) is dated as of September 23, 2013 by Rentech, Inc., a Colorado corporation (“Guarantor”) in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (“Administrative Agent”) for the benefit of the Lender Parties (as defined in the Credit Agreement referenced below).

Reference is made to the Credit Agreement of even date herewith by and among Rentech Nitrogen Holdings, Inc. (“Borrower”), Credit Suisse AG, Cayman Islands Branch and each other lender from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as such may be amended, amended and restated, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which the Lender Parties will make loans and provide other credit accommodations to Borrower from time to time. Capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

As a condition to the closing of the Credit Agreement and the initial advance under the Credit Agreement, Guarantor has agreed to execute this Guaranty in favor of Administrative Agent, as herein provided.

Borrower is a wholly-owned subsidiary of Guarantor and Guarantor will benefit, directly or indirectly from the financial accommodations provided by the Lender Parties to Borrower.

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower by Lender Parties pursuant to the Credit Agreement and the other Loan Documents, the undersigned Guarantor hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) in favor of Administrative Agent, for itself and for the benefit of the Lender Parties, as follows:

1. Guaranty. Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of Borrower to the Lender Parties under the Credit Agreement and the other Loan Documents (including the L/C Obligations and the L/C Issuer Documents) (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Borrower or Guarantor under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall, absent manifest error, be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations (other than payment in full of the Guaranteed Obligations) which might otherwise constitute a defense to the obligations of Guarantor under this Guaranty, and Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2. No Setoff or Deductions; Taxes; Payments. Guarantor represents and warrants that it is organized and resident in the United States of America. Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of Administrative Agent) is imposed upon Guarantor with respect to any amount payable by it hereunder, Guarantor will pay to Administrative Agent, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable Administrative Agent to receive the same net amount which Administrative Agent would have received on such due date had no such obligation been imposed upon Guarantor. Guarantor will deliver promptly to Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Guarantor hereunder. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3. Rights of Administrative Agent. Guarantor consents and agrees that Administrative Agent may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as Administrative Agent in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

4. Certain Waivers. Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of Administrative Agent) of the liability of Borrower; (b) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower; (c) the benefit of any statute of limitations affecting Guarantor’s liability hereunder; (d) any right to require Administrative Agent to proceed against Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in Administrative Agent’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Administrative Agent; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties including any defenses based on suretyship or impairment of collateral. Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

5. Obligations Independent. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Guarantor to enforce this Guaranty whether or not Borrower or any other person or entity is joined as a party.

6. Representations and Warranties. Guarantor represents and warrants that:

(a) It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) The execution, delivery and performance by Guarantor of this Guaranty are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene its Constituent Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Guarantor, or (iv) violate any Law (including, but not limited to, the Securities Act of 1933 and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award.

(c) Guarantor is not entering into this Guaranty on the basis of MNPI.

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Guarantor of this Guaranty or (ii) the legality, validity, binding effect or enforceability of this Guaranty.

(e) Guarantor is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Guarantor nor any Related Party, (i) is currently the subject of any sanctions administered by OFAC or any other Governmental Authority, or (ii) is located, organized or residing in any Subject Jurisdiction.

(f) This Guaranty is and will be legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms in all respects.

(g) No Default exists and no Event of Default has occurred and is continuing, or would result after giving effect to the borrowing of any Loan.

(h) Since March 31, 2013, (i) no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect, and (ii) no Change of Control or Issuer Event has occurred or is reasonably expected to occur.

(i) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Guarantor after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Guarantor or against any of its properties or revenues that (i) are reasonably likely to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Guaranty, or that involves a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Loan Documents or the making or repayment of the Loans.

(j) Guarantor is not required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940.

(k) Guarantor has filed all U.S. federal and state tax returns and all other material tax returns which are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except where the failure to file such tax returns or pay such taxes or other amounts would not reasonably be expected to have a Material Adverse Effect or for taxes contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP. Guarantor has not entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Guarantor and is not aware of any circumstances that would cause the taxable years or other taxable periods of Guarantor not to be subject to the normally applicable statute of limitations, except as would not reasonably be expected to have a Material Adverse Effect.

(l) (i) The present fair value of Guarantor’s assets exceeds the total amount of Guarantor’s liabilities (including, without limitation, contingent liabilities), (ii) Guarantor has capital and assets sufficient to carry on its businesses, (iii) Guarantor is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Guarantor does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Guarantor will not be rendered insolvent by the execution, delivery and performance of documents relating to this Guaranty or by the consummation of the transactions contemplated under this Guaranty.

(m) Guarantor has complied with its reporting obligations with respect to the Underlying Equity and the Loan Documents (i) under Sections 13 and 16 of the Exchange Act, including any required filings with the SEC and (ii) under applicable securities laws of any other jurisdiction.

(n) Guarantor has not engaged in or entered into any transaction prohibited under Section 2.09 of the Credit Agreement.

(o) Neither Guarantor nor any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.

(p) The Loans are made with full recourse to Guarantor and constitute direct, general, unconditional and unsubordinated Debt of Guarantor and rank pari passu or senior to all other Debt of Guarantor. The Guaranty is not entered into by Guarantor with the intent of facilitating a disposition of the Collateral Shares.

(q) All written information provided with respect to Guarantor and its Affiliates (including Issuer) by or on behalf of Guarantor to Administrative Agent or any Lender in connection with the negotiation, execution and delivery of this Guaranty and the other Loan Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Guarantor and its Subsidiaries provided to Administrative Agent, was or will be, on or as of the applicable date of provision thereof, when taken as a whole, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(r) Each material agreement to which Guarantor is a party that requires an 8-K filing by Guarantor with the SEC is in full force and effect, and Guarantor is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Guarantor is a party or by which Guarantor or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.

(s) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Guarantor have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements which limit Guarantor’s ability to lawfully conduct its business or perform its obligations under this Guaranty or any other Loan Document.

(t) Guarantor is not engaged in any business other than as described in its Constituent Documents.

(u) Guarantor understands that upon the occurrence of an Event of Default and the exercise of remedies pursuant to the Pledge Agreement, (i) the Collateral Shares may be sold which may result in substantially discounted realization value with respect to the Collateral Shares compared with the then market price and (ii)(A) a bulk sale of the Collateral Shares may occur which may result in a substantially discounted realization value with respect to the Collateral Shares compared to the then current market price and (B) a private sale of the Collateral Shares may occur which may result in less proceeds than a public sale. Guarantor acknowledges and agrees that (x) any such bulk sale or private sale or sale shall be a commercially reasonable disposition under the Uniform Commercial Code notwithstanding any loss to it from a lower sale price, (y) the Lender Parties shall not have any liability or responsibility for any losses to Guarantor or Borrower arising from any such exercise of remedies.

7. Affirmative Covenants. Guarantor shall:

(a) Existence. Preserve and maintain its existence and material rights and franchises.

(b) Reporting Requirements. Furnish to Administrative Agent or cause to be furnished to Administrative Agent:

(i) as soon as available, but in any event within ninety (90) days after the end of its fiscal year, Guarantor’s annual audited consolidated financial statements, including all notes thereto, which statements shall include a consolidated statement of financial position as of the end of the relevant fiscal year and a statement of operations and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP (and if in conformity with GAAP) and accompanied by an unqualified report and opinion of independent certified public accountants with an accounting firm of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of Guarantor as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP (and, if in conformity with GAAP), consistently applied;

(ii) as soon as available, but in any event no later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, Guarantor’s quarterly unaudited consolidated financial statements prepared in respect of such fiscal quarter and for the portion of Guarantor’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Guarantor in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with such distributions, copies of all financial reports distributed by or on behalf of Guarantor to all of its shareholders;

(iv) as soon as possible and in any event within two (2) Business Days after the date on which Guarantor or any Aggregated Person acquires any Underlying Equity;

(v) copies of all general communications delivered by Guarantor to all shareholders of Guarantor within two (2) Business Days of the day such communications were first delivered to such shareholders; and

(vi) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Guarantor, other than MNPI, as Administrative Agent may from time to time reasonably request.

Guarantor shall use commercially reasonable efforts to not provide any MNPI to any “public” side employee of any Lender Party notified as such to Guarantor by such Lender Party. Guarantor acknowledges and agrees that if any Lender Party or any of its Affiliates, acting in such capacities in connection with the Facility, received from Guarantor or any of its Affiliates any such MNPI, such Lender Party or Affiliate may disclose such MNPI publicly in connection with any foreclosure.

Guarantor hereby acknowledges that the Lender Parties acting in their respect capacities as such do not wish to receive MNPI. Guarantor hereby agrees that upon provision of any materials or information provided by or on behalf of Guarantor hereunder (collectively, “Guarantor Materials”), Guarantor shall be deemed to (x) have represented that such Guarantor Materials contain no MNPI and (y) have authorized Administrative Agent, any other Agent, L/C Issuer and the Lenders to treat such Guarantor Materials as not containing any MNPI; provided, however, that (i) to the extent such Guarantor Materials constitute Information, they shall be treated as set forth in Section 8.12) and (ii) to the extent such Guarantor Materials contains MNPI, Guarantor shall so notify the Lender Parties.

Documents required to be delivered pursuant to clause (i), (ii), (iii) or (v) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Guarantor posts such documents, or provides a link thereto on Guarantor’s website on the Internet at the website address listed in Section 8.02 of the Credit Agreement; provided that: (i) if Administrative Agent so requests, Guarantor shall deliver paper copies of such documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent and (ii) Guarantor shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents. For the avoidance of doubt, Guarantor may deliver any documents via facsimile or electronic mail in accordance with Section 8.02 of the Credit Agreement.

(i) Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Guarantor shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ii) all lawful claims which, if unpaid, would become a Lien on its property; and (iii) all Debt, as and when due and payable.

(ii) Keeping of Books. Keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.

(c) Compliance with Laws. Comply with all disclosure / filing requirements of applicable Law associated with entering into the Facility and comply with all other requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(d) OFAC. Permit any Loan or the proceeds of any Loan, directly or indirectly: (i) to be lent, contributed or otherwise made available to fund any activity or business in any Subject Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Subject Jurisdiction or who is subject to sanctions administered by OFAC or any other Governmental Authority; or (iii) in any other manner that will result in any violation by any Person (including any Lender or Administrative Agent) of any sanctions administered by OFAC or any other Governmental Authority.

(e) Further Assurance. Upon the request of Administrative Agent, it shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by Administrative Agent from time to time, to carry out the provisions and purposes of this Guaranty.

8. Negative Covenants. Guarantor shall not, directly or indirectly:

(a) Restricted Transactions. Enter into any transactions prohibited by Section 2.09 of the Credit Agreement. Guarantor may not take any action which would reasonably be expected to create any transfer restrictions on the Collateral Shares or otherwise cause the representations and warranties in Section 4.01(p) or (q) of the Credit Agreement inaccurate as of any date.

(b) Investment Company. Become an “investment company,” as such term is defined in the United States Investment Company Act of 1940.

(c) Compliance with Margin Regulations. Take any action with respect to the Loan Documents that would result in a violation of Regulation T, U, or X.

9. Subrogation. Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of Administrative Agent or facilities provided by Administrative Agent with respect to the Guaranteed Obligations are terminated. If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Administrative Agent and shall forthwith be paid to Administrative Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable (other than contingent indemnity obligations) under this Guaranty are indefeasibly paid in full in cash and any commitments of Administrative Agent or facilities provided by Administrative Agent with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or Guarantor is made, or Administrative Agent exercises its right of setoff , in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Administrative Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Guarantor under this paragraph shall survive termination of this Guaranty.

11. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Guarantor as subrogee of Administrative Agent or any Lender Party or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If Administrative Agent so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for Administrative Agent and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

12. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Guarantor or Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Administrative Agent.

13. Expenses. Guarantor shall pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of Administrative Agent’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of Administrative Agent in any proceeding under any Debtor Relief Laws. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

14. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent and Guarantor. No failure by Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by Administrative Agent and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of Administrative Agent or any term or provision thereof.

15. Condition of Borrower. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrower and any such other guarantor as Guarantor requires, and that Administrative Agent has no duty, and Guarantor is not relying on Administrative Agent at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower or any other guarantor (the guarantor waiving any duty on the part of Administrative Agent to disclose such information and any defense relating to the failure to provide the same).

16. Survival of Representations. All representations and warranties made hereunder or in connection herewith shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each other Lender Party, regardless of any investigation made by Administrative Agent or any other Lender Party or on their behalf and notwithstanding that Administrative Agent or any other Lender Party may have had notice or knowledge of any Default or Event of Default, and shall continue in full force and effect as long as any Loan or any Guaranteed Obligation hereunder shall remain unpaid or unsatisfied.

17. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Guarantor acknowledges and agrees that: (a)(i) the arranging and other services regarding this Guaranty provided by Administrative Agent and the other Lender Parties are arm’s-length commercial transactions between Guarantor and its Affiliates, on the one hand, and Administrative Agent and its Affiliates and the other Lender Parties, on the other hand, (ii) Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Administrative Agent and each other Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Guarantor or any of its Affiliates, or any other Person and (ii) Administrative Agent and the other Lender Parties have no any obligation to Guarantor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent, its Affiliates and the other Lender Parties may be engaged in a broad range of transactions that involve interests that differ from those of Guarantor and its Affiliates, and Administrative Agent and the other Lender Parties have no obligations to disclose any of such interests to Guarantor or any of its Affiliates. To the fullest extent permitted by law, Guarantor hereby waives and releases any claims that it may have against Administrative Agent or its Affiliates or any other Lender Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

18. USA PATRIOT Act Notice. Each Lender Party that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Administrative Agent) hereby notifies Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Guarantor, which information includes the name and address of Guarantor and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify Guarantor in accordance with the Act. Guarantor agrees to promptly provide any Lender Party or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Guarantor in accordance with the Act.

19. Credit Agreement. Guarantor acknowledges receipt of a copy of the Credit Agreement.

20. Setoff. If an Event of Default shall have occurred and be continuing, Administrative Agent and each other Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Administrative Agent or such Lender Party or any such Affiliate, to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty to Administrative Agent or such Lender Party or its Affiliates, irrespective of whether or not such Person or Affiliate shall have made any demand hereunder and although such obligations of Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Person or Lender Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Administrative Agent and each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent and such Lender Party or its Affiliates may have. Each Lender Party agrees to notify Guarantor and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

21. Indemnification; Consequential Damages and Survival.

(a) Guarantor shall indemnify Administrative Agent (and any sub-agent thereof), the L/C Issuer, each other Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Guarantor or any Related Party of Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its respective Related Parties only, the administration of this Guaranty, (ii) any Loan, any Letter of Credit or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Guarantor or any Related Party of Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Guarantor or any Related Party of Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Guarantor or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b) To the fullest extent permitted by applicable Law, Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(d) The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

22. Governing Law; Assignment; Jurisdiction; Notices. This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of Administrative Agent and its successors and assigns and Administrative Agent may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. Guarantor hereby irrevocably (i) submits to the nonexclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Administrative Agent in connection with such action or proceeding shall be binding on Guarantor if sent to Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by Guarantor. Guarantor agrees that Administrative Agent may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in Administrative Agent’s possession concerning Guarantor, this Guaranty and any security for this Guaranty. All notices and other communications to Guarantor and Administrative Agent under this Guaranty shall be in writing and shall be delivered in the manner set forth in Section 8.02 of the Credit Agreement to the addresses specified therein for such Person.

23. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR AND ADMINISTRATIVE AGENT EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

24. Enforcement of Guaranty. Upon the request of either the CS Financial Group or the MS Financial Group, Administrative Agent may enforce this Guaranty with respect to all or a portion of the Guaranteed Obligations. Guarantor hereby acknowledges that no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The Lender Parties agree (by their acceptance of the benefits of this Guaranty) that so long as there is an administrative agent under the Credit Agreement, this Guaranty may only be enforced by Administrative Agent.

25. Entire Agreement. This Guaranty and the other Loan Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

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Executed this 23rd day of September, 2013.

RENTECH INC.

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Chief Financial Officer, Executive
Vice President and Treasurer

Signature Page to Guaranty Agreement